Exhibit 99
November 1, 2007
For Immediate Release
Media Contact: Bob Beach
419.294.5781
Findlay Resident Named President and CEO of Commercial Savings Bank
UPPER SANDUSKY (Ohio) - Mike Shope, Chairman, Interim President and CEO of Commercial Bancshares Inc. said, “I am pleased to announce that Robert E. Beach has accepted the position of President and CEO of Commercial Bancshares Inc. and of Commercial Savings Bank effective today”. Bob will join the Board of Directors in November. The Board is confident that Bob will provide the necessary leadership and vision to improve the Company’s growth and profitability.
     Bob Beach has over 30 years of banking experience most recently serving as Area President for KeyBank in Findlay, Ohio. Bob has served as a commercial loan officer and has extensive experience in business banking and retail banking. He has been recognized for top management sales awards nationally by KeyBank and has over 25 years of management experience in banking. Bob earned his bachelors degree in finance from The Ohio State University and his MBA from Bowling Green State University. He is also a graduate of the National Commercial Lending Graduate School.
     Bob has been extremely active in community development and civic organizations in Findlay, Ohio. He is currently serving or has served as a board member and or Chairman of Greater Findlay, Inc. (formerly the Chamber of Commerce), the Hospital Foundation, Arts Partnership, Community Development Foundation, United Way of Hancock County, Revolving Loan Funds and a number of Economic Development Corporations. Bob was also instrumental in bringing new businesses to Findlay. Bob was recognized in 2006 by the Findlay/Hancock Chamber of Commerce as the winner of the “Small Business Person of the Year” award.
Commercial Savings Bank, which operates offices in Findlay, Carey, Upper Sandusky, Harpster, Marion, and Westerville, is a subsidiary of Commercial Bancshares Inc. Other affiliates are Commercial Financial Services and Beck Title Agency Ltd. Commercial Bancshares is traded over the OTCBB under the stock symbol CMOH. For more information on our stock, please contact Community Banc Investments toll-free at 1.800.224.1013 or your local broker.